UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 17, 2017

THE INTERGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10324	13-3293645
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10940 Wilshire Blvd., Suite 2150, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant

A)	On January 17, 2017, the Audit Committee of the Board of Directors of The InterGroup Corporation (the "Company") recommended and approved the dismissal of BPM LLP ("BPM") as the Company's independent registered public accounting firm. The reports of BPM on the financial statements of the Company for the fiscal years ended June 30, 2015 and 2016 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended June 30, 2015 and 2016 and through January 17, 2017, there were no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), if not resolved to the satisfaction of BPM, would have caused BPM to make reference thereto in their reports on the Company's financial statements for such years. During the fiscal years ended June 30, 2015 and 2016 and through January 17, 2017, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company has provided BPM with a copy of the above disclosures and has requested that BPM furnish a letter addressed to the U.S. Securities and Exchange Commission (the “Commission”) stating whether or not it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. The letter from BPM is filed as Exhibit 16.1 to this Form 8-K.

B)	On January 17, 2017, the Audit Committee engaged Hein and Associates (“Hein”) as the Company's new independent registered public accounting firm. During fiscal years June 30, 2015 and 2016 and through January 17, 2017, there were no consultations or engagements with Hein on any matters described in Item 304(a)(2) of Regulation S-K. The Company has provided Hein with a copy of the above disclosures and requested that Hein review such disclosure before it is filed with the Commission and provided Hein with the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which Hein does not agree with the statements made by the Company. Hein provided no letter in response to this request.

Item 9.01.	Financial Statements and Exhibits.

D)	Exhibits

16.1	Letter from BPM on change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERGROUP CORPORATION

Dated: January 17, 2017	By:	/s/ David Nguyen
Treasurer and Controller